Pricing Supplement No. 2819B To product supplement B dated July 31, 2015, prospectus supplement dated July 31, 2015 and prospectus dated April 27, 2016	Registration Statement No. 333-206013 Rule 424(b)(2)

Deutsche Bank AG

$3,670,000 Capped Leveraged Notes Linked to an Equally Weighted Basket of Six Equity Securities due November 13, 2018

General

•	The notes are designed for investors who seek a return at maturity of 3 times the potential positive performance (if any) of an equally weighted basket (the “Basket”) of six equity securities, up to the Maximum Return of 22.00%. However, if the Final Basket Level is less than the Initial Basket Level, for each $1,000 Face Amount of notes, investors will lose 1.00% of the Face Amount for every 1.00% by which the Final Basket Level is less than the Initial Basket Level. The notes do not pay any coupons or dividends and investors should be willing to lose some or all of their investment if the Final Basket Level is less than the Initial Basket Level. Any payment on the notes is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due November 13, 2018

•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.

•	The notes priced about May 4, 2017 (the “Trade Date”) and are expected to settle on May 11, 2017 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Basket:	The notes are linked to an equally weighted basket consisting of six equity securities (each, a “Basket Component” and collectively, the “Basket Components”), as listed in the table below.
	Basket Component	Ticker Symbol	Basket Component Weighting	Initial Stock Price
	Common stock of Akamai Technologies, Inc.	AKAM	1/6	$62.24
	Common stock of Arconic Inc.	ARNC	1/6	$27.50
	Common stock of The Boeing Company	BA	1/6	$181.71
	Common stock of Palo Alto Networks, Inc.	PANW	1/6	$109.27
	Common stock of Splunk Inc.	SPLK	1/6	$63.72
	Common stock of United Technologies Corporation	UTX	1/6	$118.20
	(Key Terms continued on next page)

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement, page PS-5 of the accompanying prospectus supplement and page 13 of the accompanying prospectus and “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.

The Issuer’s estimated value of the notes on the Trade Date is $981.10 per $1,000 Face Amount of notes, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Notes” on page PS-3 of this pricing supplement for additional information.

By acquiring the notes, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes or the conversion of the notes into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the notes. Please see “Resolution Measures and Deemed Agreement” on page PS-4 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Note	$1,000.00	$16.00	$984.00
Total	$3,670,000.00	$58,720.00	$3,611,280.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement. The notes will be sold with underwriting discounts and commissions in an amount of $16.00 per $1,000 Face Amount of notes.

The agent for this offering is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Deutsche Bank Securities

May 4, 2017

(Key Terms continued from previous page)
Upside Leverage Factor:	300.00%
Maximum Return:	22.00%
Payment at Maturity:	• If the Final Basket Level is greater than the Initial Basket Level, you will receive a cash payment at maturity per $1,000 Face Amount of notes calculated as follows:
$1,000 + ($1,000 x the lesser of (i) Basket Return x Upside Leverage Factor and (ii) Maximum Return)
• If the Final Basket Level is equal to the Initial Basket Level, you will receive a cash payment at maturity equal to the Face Amount per $1,000 Face Amount of notes.
• If the Final Basket Level is less than the Initial Basket Level, you will receive a cash payment at maturity per $1,000 Face Amount of notes calculated as follows:
$1,000 + ($1,000 x Basket Return)
If the Final Basket Level is less than the Initial Basket Level, you will be fully exposed to the negative Basket Return and, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Basket Level is less than the Initial Basket Level. In this circumstance, you will lose some or all of your investment at maturity. Any payment at maturity is subject to the credit of the Issuer.
Basket Return:	The performance of the Basket from the Initial Basket Level to the Final Basket Level, calculated as follows:
Final Basket Level – Initial Basket Level
Initial Basket Level
The Basket Return may be positive, zero or negative.
Initial Basket Level:	100
Final Basket Level:	The Basket Level on the Final Valuation Date
Basket Level:	The Basket Level on the Final Valuation Date will be calculated as follows: 100 x (1 + the sum of the Basket Component Return of each Basket Component x 1/6)
Basket Component Return:

With respect to each Basket Component, the performance of such Basket Component from its Initial Stock Price to its Final Stock Price on the Final Valuation Date, calculated as follows:

Final Stock Price – Initial Stock Price

Initial Stock Price

With respect to each Basket Component, the Basket Component Return may be positive, zero or negative.

Initial Stock Price:	With respect to each Basket Component, the Closing Price of such Basket Component on the Strike Date, as set forth in the table above
Final Stock Price:	With respect to each Basket Component, the Closing Price of such Basket Component on the Final Valuation Date
Closing Price:	With respect to each Basket Component, on any trading day, the last reported sale price of one share of the Basket Component on its relevant exchange multiplied by its then-current Stock Adjustment Factor, as determined by the calculation agent.
Stock Adjustment Factor:	With respect to each Basket Component, initially 1.0, subject to adjustment upon the occurrence of certain corporate events affecting such Basket Component. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.
Strike Date:	April 26, 2017
Trade Date:	May 4, 2017
Settlement Date:	May 11, 2017
Final Valuation Date[1]:	November 5, 2018
Maturity Date[1]:	November 13, 2018
Listing:	The notes will not be listed on any securities exchange.
CUSIP / ISIN:	25155MAR2/ US25155MAR25
[1]	Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Issuer’s Estimated Value of the Notes

The Issuer’s estimated value of the notes is equal to the sum of our valuations of the following two components of the notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the notes. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the notes may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the notes, you will be bound by and deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the notes, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the notes may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the notes; (ii) convert the notes into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the notes to another entity, the amendment, modification or variation of the terms and conditions of the notes or the cancellation of the notes. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the notes, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the notes to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes; and

•	will be deemed irrevocably to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the notes; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such notes to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the notes as it may be imposed, without any further action or direction on your part or on the part of the trustee or the indenture agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the notes.

This is only a summary, for more information please see the accompanying prospectus dated April 27, 2016, including the risk factors beginning on page 13 of such prospectus.

Additional Terms Specific to the Notes

You should read this pricing supplement together with product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these notes are a part and the prospectus dated April 27, 2016. Delaware Trust Company, which acquired the corporate trust business of Law Debenture Trust Company of New York, is the successor trustee of the notes. When you read the accompanying product supplement and prospectus supplement, please note that all references in such supplements to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections of such prospectus, as applicable, unless otherwise specified or the context otherwise requires. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement B dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

•	Prospectus supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated April 27, 2016:

https://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

Hypothetical Examples

The table below illustrates a range of hypothetical payments at maturity on the notes. The table and hypothetical examples below reflect the Maximum Return on the notes of 22.00% and the Upside Leverage Factor of 300.00%. The actual Initial Basket Level is set forth on the cover of this pricing supplement. The table and hypothetical examples set forth below are for illustrative purposes only. The actual return applicable to a purchaser of the notes will be based on the Basket Return, determined using the performance of the Basket Components as measured on the Final Valuation Date. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table and hypothetical examples below may have been rounded for ease of analysis.

Hypothetical Basket Return (%)	Hypothetical Payment at Maturity ($)	Hypothetical Return on the Notes (%)
100.00%	$1,220.00	22.00%
90.00%	$1,220.00	22.00%
80.00%	$1,220.00	22.00%
70.00%	$1,220.00	22.00%
60.00%	$1,220.00	22.00%
50.00%	$1,220.00	22.00%
40.00%	$1,220.00	22.00%
30.00%	$1,220.00	22.00%
20.00%	$1,220.00	22.00%
7.33%	$1,220.00	22.00%
5.00%	$1,150.00	15.00%
2.50%	$1,075.00	7.50%
0.00%	$1,000.00	0.00%
-5.00%	$950.00	-5.00%
-10.00%	$900.00	-10.00%
-20.00%	$800.00	-20.00%
-30.00%	$700.00	-30.00%
-40.00%	$600.00	-40.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The Final Basket Level is greater than the Initial Basket Level, resulting in a Basket Return of 30.00%. Because the Final Basket Level is greater than the Initial Basket Level and the Basket Return multiplied by the Upside Leverage Factor exceeds the Maximum Return, the investor receives a Payment at Maturity of $1,220.00 per $1,000 Face Amount of notes, the maximum payment on the notes, calculated as follows:

$1,000 + ($1,000 x the lesser of (i) Basket Return x Upside Leverage Factor and (ii) Maximum Return)

$1,000 + ($1,000 x 22.00%) = $1,220.00

Example 2: The Final Basket Level is greater than the Initial Basket Level, resulting in a Basket Return of 2.50%. Because the Final Basket Level is greater than the Initial Basket Level and the Basket Return multiplied by the Upside Leverage Factor is less than the Maximum Return, the investor receives a Payment at Maturity of $1,075.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x the lesser of (i) Basket Return x Upside Leverage Factor and (ii) Maximum Return)

$1,000 + ($1,000 x 2.50% x 300.00%) = $1,075.00

Example 3: The Final Basket Level is equal to the Initial Basket Level, resulting in a Basket Return of 0.00%. Because the Final Basket Level is equal to the Initial Basket Level, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of notes.

Example 4: The Final Basket Level is less than the Initial Basket Level, resulting in a Basket Return of -40.00%. Because the Final Basket Level is less than the Initial Basket Level, the Basket Return is negative and the investor receives a Payment at Maturity of $600.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x Basket Return)

$1,000 + ($1,000 x -40.00%) = $600.00

Selected Purchase Considerations

•	CAPPED APPRECIATION POTENTIAL — The notes provide upside leveraged exposure to any positive performance of the Basket up to the Maximum Return of 22.00%. Consequently, the maximum Payment at Maturity will be $1,220.00 for each $1,000 Face Amount of notes you hold. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

•	FULL DOWNSIDE EXPOSURE — If the Final Basket Level is less than the Initial Basket Level, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Basket Level is less than the Initial Basket Level. In this circumstance, you will lose some or all of your investment in the notes.

•	RETURN LINKED TO THE PERFORMANCE OF AN EQUALLY WEIGHTED BASKET OF SIX EQUITY SECURITIES — The return on the notes, which may be positive, zero or negative, is linked to the performance of an equally weighted basket of six equity securities issued by Akamai Technologies, Arconic Inc., The Boeing Company, Palo Alto Networks, Inc., Splunk Inc. and United Technologies Corporation, respectively. For more information on each Basket Component, please see “Information about the Basket Components” in this pricing supplement.

•	TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity or other taxable disposition of your notes and (ii) the gain or loss on your notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Withholding under legislation commonly referred to as “FATCA” might (if the notes were recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes. Notwithstanding anything to the contrary in the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of the notes. You should consult your tax adviser regarding the potential application of FATCA to the notes.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, the applicable regulations exclude from the scope of Section 871(m) instruments issued in 2017 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket Components. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your investment. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive, zero or negative. If the Final Basket Level is less than the Initial Basket Level, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Basket Level is less than the Initial Basket Level. In this circumstance, you will lose some or all of your investment in the notes. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

•	THE RETURN ON THE NOTES IS LIMITED BY THE MAXIMUM RETURN — If the Final Basket Level is greater than the Initial Basket Level, for each $1,000 Face Amount of notes, you will receive at maturity $1,000 plus an amount equal to $1,000 multiplied by the lesser of (i) the Basket Return times the Upside Leverage Factor and (ii) the Maximum Return of 22.00%. Consequently, the maximum Payment at Maturity will be $1,220.00 for each $1,000 Face Amount of notes you hold, regardless of any further increase in the level of the Basket, which may be significant.

•	THE NOTES DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the notes do not pay any coupons and do not guarantee any return of your investment at maturity.

•	THE NOTES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The notes are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the notes depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the notes and you could lose your entire investment.

•	The Notes May Be Written Down, Be Converted Into Ordinary Shares or Other Instruments of Ownership or Become Subject to Other Resolution Measures. You May Lose Some or All of Your Investment If Any Such Measure Becomes Applicable to US — Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the notes are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: writing down, including to zero, any claim for payment on the notes; converting the notes into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the notes to another entity, amending, modifying or varying the terms and conditions of the notes or cancelling the notes. The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, in a German insolvency proceeding of the Issuer, certain specifically defined senior unsecured debt instruments would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of the Issuer and be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. This prioritization would also be given effect if Resolution Measures are imposed on the Issuer, so that obligations under debt instruments that rank junior in insolvency as described above would be written down or converted into common equity tier 1 instruments before any other senior unsecured obligations of the Issuer are written down or converted. A large portion of our liabilities consist of senior unsecured obligations that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations according to the Resolution Mechanism Act or are expressly exempted from such definition.

Among those unsecured unsubordinated obligations that are expressly exempted are money market instruments and senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment, or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priority introduced by the Resolution Mechanism Act would apply in German insolvency proceedings instituted, or when Resolution Measures are imposed, on or after January 1, 2017 with effect for debt instruments of the Issuer outstanding at that time. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” We expect the notes offered herein to be classified as Structured Debt Securities, but the competent regulatory authority or court may classify the notes differently. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the Structured Debt Securities are expected to be among the unsecured unsubordinated obligations that would bear losses after the Non-Structured Debt Securities as described above. Nevertheless, you may lose some or all of your investment in the notes if a Resolution Measure becomes applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the notes, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the notes following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, because the notes are subject to any Resolution Measure, secondary market trading in the notes may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the notes, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE NOTES — The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your notes or otherwise value your notes, that price or value may differ materially from the estimated value of the notes determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the notes in the secondary market.

•	INVESTING IN THE NOTES IS NOT THE SAME AS INVESTING IN THE BASKET COMPONENTS— The return on the notes may not reflect the return you would have realized if you had directly invested in the Basket Components. For instance, you will not receive more than the Maximum Return regardless of any potential increase in the level of the Basket, which could be significant.

•	IF THE PRICES OF THE BASKET COMPONENTS CHANGE, THE VALUE OF YOUR NOTES MAY NOT CHANGE IN THE SAME MANNER — Your notes may trade quite differently from the prices of the Basket Components. Changes in the prices of the Basket Components may not result in comparable changes in the value of your notes.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Basket Components would have.

•	THE CORRELATION AMONG THE BASKET COMPONENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the prices of the Basket Components increase or decrease to the same degree at the same time. The value of the notes may be adversely affected by increased positive correlation between the Basket Components, in particular when the prices of Basket Components decrease. The value of the notes may also be adversely affected by increased negative correlation between the Basket Components, in which case any positive performance of one or more Basket Components could be entirely offset by the negative performance of one or more other Basket Components.

•	CHANGES IN THE VALUE OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — The notes are linked to an equally weighted basket consisting of six Basket Components. Price movements in the Basket Components may not correlate with each other. At a time when the prices of some of the

Basket Components increase, the prices of other Basket Components may not increase as much or may decrease. Therefore, in calculating the Final Basket Level, increases in the Closing Prices of some of the Basket Components from the Strike Date to the Final Valuation Date may be moderated, offset or more than offset by lesser increases or decreases in the Closing Prices of the other Basket Components from the Strike Date to the Final Valuation Date.

•	RISKS ASSOCIATED WITH INVESTMENTS IN EQUITY SECURITIES WITH CONCENTRATION IN THE TECHNOLOGY AND DEFENSE INDUSTRY — Three of the Basket Components, the common stocks of Akamai Technologies, Palo Alto Networks, Inc. and Splunk Inc., are equity securities of companies whose primary business is directly associated with the technology industry. The remaining three Basket Components, the common stocks of Arconic Inc., The Boeing Company and United Technologies Corporation, are equity securities of companies whose primary business is directly associated with the defense industry. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple industries. The Basket Components may be subject to increased price volatility as they are linked to only two industries and may be more susceptible to economic, market, political or regulatory occurrences affecting those two industries.

The value of stocks of technology companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Stocks of technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Technology companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel. These factors or the absence of such factors could cause a downturn in the technology sector and could cause the value of some or all of the Basket Components associated with the technology industry to decline during the term of the notes.

The profitability of defense companies is largely dependent on, among other things, U.S. government contracts, military demand, government regulation, material costs and availability, continued innovation and the success of various research endeavors, funding, talent attraction and retention, and industry competition. In addition, adverse economic, business, market, environmental, labor or tax developments affecting the U.S., the areas of the world in which these companies operate and/or the defense industry could affect defense companies. These factors or the absence of such factors could cause a downturn in the defense sector and could cause the value of some or all of the Basket Components associated with the defense industry to decline during the term of the notes.

•	ANTI-DILUTION PROTECTION IS LIMITED, AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — The calculation agent will make adjustments to the Stock Adjustment Factor of a Basket Component, which will initially be set at 1.0, for certain corporate events affecting the relevant Basket Component. The calculation agent is not required, however, to make adjustments in response to all corporate events, including if the issuer of the relevant Basket Component or another party makes a partial tender or partial exchange offer for such Basket Component. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Stock Adjustment Factor of a Basket Component or any other terms of the notes that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the relevant Basket Component or any other security received in a reorganization event in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Basket Components or any other securities received in a reorganization event described in the accompanying product supplement may be materially adverse to investors in the notes. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the notes.

•	THERE IS NO AFFILIATION BETWEEN THE ISSUERS OF THE BASKET COMPONENTS AND US, AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR VERIFIED, ANY DISCLOSURE BY THE ISSUERS OF THE BASKET COMPONENTS — We are not affiliated with the issuers of the Basket Components. However, we or our affiliates may currently or from time to time in the future engage in business with the issuers of the Basket Components, including extending loans to, making equity investments in, acting as underwriter in connection with future offerings of such issuers, or providing advisory services (including merger and acquisition advisory services) to, such issuers. In the course of this business, we or our affiliates may acquire non-public information about the issuers of the Basket Components, and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about the Basket Components or the issuers of the Basket Components. You, as an investor in the notes, should make your own investigation into the issuers of the Basket Components. The issuers of the Basket Components are not involved in the notes offered hereby in any way and have no obligation of any sort with respect to your notes. The issuers of the Basket Components have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that would require the calculation agent to adjust a relevant Stock Adjustment Factor, which may adversely affect the value of your notes.

•	PAST PERFORMANCE OF THE BASKET COMPONENTS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Basket Components over the term of the notes may bear little relation to the historical closing prices of the Basket Components and/or the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Basket Components or whether the performance of the Basket Components will result in the return of any of your investment. The common stock of Palo Alto Networks, Inc. commenced trading on July 20, 2012 and therefore has a limited performance history.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR NOTES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE — While the payment(s) on the notes described in this pricing supplement is based on the full Face Amount of notes, the Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE NOTES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. We or our affiliates intend to act as market makers for the notes but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the notes. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the level of the Basket has increased since the Strike Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — While we expect that, generally, the prices of the Basket Components will affect the value of the notes more than any other single factor, the value of the notes prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Components;

•	the time remaining to the maturity of the notes;

•	the dividend rates of the Basket Components;

•	the real and anticipated results of operations of the issuers of the Basket Components;

•	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the Basket Components;

•	interest rates and yields in the markets generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Basket Components or the markets generally;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the notes, it is possible that their value may decline significantly due to the factors described above even if the level of the Basket remains unchanged from the Initial Basket Level, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the notes to maturity to receive the stated payout from the Issuer.

•	TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We or our affiliates expect to hedge our exposure from the notes by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Basket Components on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the prices of the Basket Components and, therefore, make it less likely that you will receive a positive return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the notes declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Components. To the extent we or our affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our or our affiliates’ interests with respect to such products may be adverse to those of the holders of the notes. Introducing competing products into the marketplace in this manner could adversely affect the prices of the Basket Components and the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the notes. Furthermore, because Deutsche Bank Securities Inc. (“DBSI”) or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the notes, DBSI or such affiliate may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI receives for the sale of the notes to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for DBSI to sell the notes to you in addition to any compensation they would receive for the sale of the notes.

•	WE OR OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE

PRICES OF THE BASKET COMPONENTS AND THE VALUE OF THE NOTES — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the prices of the Basket Components and the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the notes and the Basket Components.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining the Issuer’s estimated value of the notes on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the notes. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the notes on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Stock Adjustment Factor for each Basket Component and will be responsible for determining whether a market disruption event has occurred. Any determination by the calculation agent could adversely affect the return on the notes.

•	THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Historical Performance of the Basket

The following graph sets forth the historical performance of the Basket, retrospectively calculated from July 20, 2012 through April 26, 2017, assuming the level of the Basket on April 26, 2017 was 100 and the Basket Component Weightings were as specified in the Key Terms. The closing level of the Basket on any day during this period is calculated as if the level of the Basket were the Final Basket Level and such day were the Final Valuation Date (except that the Initial Basket Level would be 52.04 on July 20, 2012 if we assume the level of the Basket on April 26, 2017 was 100). For purposes of the notes and the determination of the Payment at Maturity, the Initial Basket Level was set equal to 100 on the Strike Date. The hypothetical historical performance of the Basket should not be taken as an indication of future performance and no assurance can be given as to the performance of the Basket on any day during the term of the notes, including on the Final Valuation Date.

Information about the Basket Components

All disclosures contained in this pricing supplement regarding the Basket Components are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates have participated in the preparation of, or verified, such information about any Basket Component contained in this pricing supplement. You should make your own investigation into the Basket Components.

Included below is a brief description of the issuer of each Basket Component. Each of the Basket Components is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuers of the Basket Components with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuers of the Basket Components under the Exchange Act can be located by reference to their respective SEC file numbers provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Historical Performance of the Basket Components

The following graphs set forth the historical performance of each Basket Component based on its daily closing prices from May 4, 2012 (or, with respect to Palo Alto Networks, Inc., from July 20, 2012) through May 4, 2017. We obtained the historical closing prices of the Basket Components set forth below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical closing prices of the

Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the Closing Prices of the Basket Components on the Final Valuation Date. We cannot give you assurance that the performance of the Basket Components will result in the return of any of your initial investment.

Akamai Technologies, Inc.

According to publicly available information, Akamai Technologies, Inc. provides cloud services for delivering, optimizing and securing content and business applications over the internet. Information filed by Akamai Technologies, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-27275 or its CIK code: 0001086222. The common stock of Akamai Technologies, Inc. is traded on the NASDAQ Stock Market under the ticker symbol “AKAM.” The closing price of the common stock of Akamai Technologies, Inc. on the Strike Date was $62.24. The closing price of the common stock of Akamai Technologies, Inc. on May 4, 2017 was $52.86.

Arconic Inc.

According to publicly available information, Arconic Inc. manufactures lightweight metals and produces engineered products with such metals. Information filed by Arconic Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03610 or its CIK code: 0000004281. The common stock of Arconic Inc. is traded on the New York Stock Exchange under the ticker symbol “ARNC.” The closing price of the common stock of Arconic Inc. on the Strike Date was $27.50. The closing price of the common stock of Arconic Inc. on May 4, 2017 was $26.62. Prior to November 1, 2016, Arconic Inc. was named Alcoa Inc. and its common stock traded under the ticker symbol “AA.”

The Boeing Company

According to publicly available information, The Boeing Company is an aerospace firm that operates in three principal segments: commercial airplanes, defense, space and security (which includes military aircraft, network and space systems and global service and support) and financings of the company’s products. Information filed by The Boeing Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00442 or its CIK code: 0000012927. The common stock of The Boeing Company is traded on the New York Stock Exchange under the ticker symbol “BA.” The closing price of the common stock of The Boeing Company on the Strike Date was $181.71. The closing price of the common stock of The Boeing Company on May 4, 2017 was $183.07.

Palo Alto Networks, Inc.

According to publicly available information, Palo Alto Networks, Inc. provides network security services to enterprises, service providers and government entitites. Information filed by Palo Alto Networks, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35594 or its CIK code: 0001327567. The common stock of Palo Alto Networks, Inc. is traded on the New York Stock Exchange under the ticker symbol “PANW.” The closing price of the common stock of Palo Alto Networks, Inc. on the Strike Date was $109.27. The closing price of the common stock of Palo Alto Networks, Inc. on May 4, 2017 was $115.64 The common stock of Palo Alto Networks, Inc. commenced trading on July 20, 2012 and therefore has a limited performance history.

Splunk Inc.

According to publicly available information, Splunk Inc. provides software solutions that enable organizations to gain operational intelligence by harnessing the value of their data. Information filed by Splunk, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number:001-35498 or its CIK code: 0001353283. The common stock of Splunk Inc. is traded on the NASDAQ Stock Market under the ticker symbol “SPLK.” The closing price of the common stock of Splunk Inc. on the Strike Date was $63.72. The closing price of the common stock of Splunk Inc. on May 4, 2017 was $65.97.

United Technologies Corporation

According to publicly available information, United Technologies Corporation provides technologies products and services to the building systems and areospaces industries. Information filed by United Technologies Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00812 or its CIK code: 0000101829. The common stock of United Technologies Corporation is traded on the New York Stock Exchange under the ticker symbol “UTX.” The closing price of the common stock of United Technologies Corporation on the Strike Date was 118.20. The closing price of the common stock of United Technologies Corporation on May 4, 2017 was $121.00.

Supplemental Plan of Distribution (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will not receive a discount or commission but will allow as a concession or reallowance to other dealers discounts and commisions of 1.60% or $16.00 per $1,000 Face Amount of notes.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the notes to any of its discretionary accounts without the prior written approval of the customer. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the notes against payment for the notes on the Settlement Date indicated above, which is the fifth business day following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the notes more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the notes offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of January 1, 2016, filed as an exhibit to the opinion of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the authentication of the notes by the authenticating agent and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated as of January 1, 2016, which has been filed by the Issuer on Form 6-K dated January 4, 2016.

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